Kewaunee Scientific

Announces Buyout of its

International Operations Minority Shares

Exchange: NASDAQ (KEQU)	Contact:	D. Michael Parker 704-871-3290

STATESVILLE, NC, July 8, 2013 / PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU), a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products, today announced that it had acquired all of the outstanding minority shares of its subsidiary in Singapore, Kewaunee Labway Asia Pte. Ltd.

Through its headquarters in Singapore and its subsidiary in India, Kewaunee Labway Asia serves as the Company’s international center for sales and installation of laboratory furniture products and fume hoods. Kewaunee Labway Asia had consolidated sales of approximately $17 million in its most recent fiscal year. The transaction is expected to be accretive to earnings beginning in the current fiscal year.

Kewaunee Labway Asia was formed in Singapore in 1998 under a partnership agreement between the Company and Labway Scientific Co. Pte. Ltd. to sell and distribute the Company’s laboratory furniture products and fume hoods into the fast growing laboratory research market in Singapore. Kewaunee Labway Asia quickly became the recognized leader for these products in Singapore, and in 2000, its sales organization expanded into India with the formation of Kewaunee Labway India Pvt. Ltd. to serve the expanding India laboratory research market. To support the growing sales in India and surrounding markets, in 2002 Kewaunee Scientific Corporation opened an assembly operation in Bangalore, India, which was replaced in 2009 with a state-of-the-art facility with full manufacturing capabilities. Today, through the combined efforts of Kewaunee Scientific Corporation and its subsidiaries, the Company has grown to be a recognized global leader in the design, manufacture, and installation of laboratory products in the international markets of India, Singapore, China, Thailand, Malaysia, Philippines, Taiwan, Indonesia, Saudi Arabia, Kuwait, UAE, Qatar and other regional countries.

“The purchase of the minority shares provides us a sound foundation for further international growth,” said David M. Rausch, President and Chief Executive Officer. “This is an indication of our continuing commitment to capitalize on opportunities in the global marketplace, particularly in the growth markets of India, Singapore, China, and the Middle East.”

Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

Kewaunee Scientific’s corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville serving the domestic and international markets. As mentioned above, the Company has one manufacturing facility in Bangalore, India and has subsidiaries in Singapore and India. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

Certain statements in this release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.